UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                              Occam Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67457P309
                         -----------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
                                 (410) 246-2927
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                    Authorized to Receive Notices and Communications)

                                November 7, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sections 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        New Enterprise Associates 9, Limited Partnership
------- ------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        WC
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)
------- ------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

       NUMBER OF                0 shares
         SHARES            -----------------------------------------------------
      BENEFICIALLY         8    SHARED VOTING POWER
        OWNED BY
          EACH                  1,501,555 shares
       REPORTING           -----------------------------------------------------
         PERSON            9    SOLE DISPOSITIVE POWER
          WITH
                                0 shares
                           -----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                1,501,555 shares
------------------------- ----- ------------------------------------------------

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,501,555 shares

------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.65%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        PN
------- ------------------------------------------------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        NEA Partners 9, Limited Partnership
------- ------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        AF
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

       NUMBER OF                0 shares
         SHARES            -----------------------------------------------------
      BENEFICIALLY         8    SHARED VOTING POWER
        OWNED BY
          EACH                  1,501,555 shares
       REPORTING           -----------------------------------------------------
         PERSON            9    SOLE DISPOSITIVE POWER
          WITH
                                0 shares
                           -----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                1,501,555 shares
------------------------- ----- ------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,501,555 shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.65%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Peter J. Barris
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                      (a) [ ]
                                                      (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        AF
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,501,555 shares
          EACH             -----------------------------------------------------
       REPORTING           9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                 1,501,555 shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,501,555 shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
------- ------------------------------------------------------------------------

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.65%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        C. Richard Kramlich
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [ ]
                                                                 (b)  [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        AF
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,501,555 shares
          EACH             -----------------------------------------------------
       REPORTING           9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                1,501,555 shares
------------------------- ----- ------------------------------------------------

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,501,555 shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
------- ------------------------------------------------------------------------

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.65%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Peter T. Morris
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                      (a)
                                                      (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,501,555 shares
          EACH             -----------------------------------------------------
       REPORTING           9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                1,501,555 shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,501,555 shares
------- ------------------------------------------------------------------------

   12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.65%
------- ------------------------------------------------------------------------

   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        John M. Nehra
------- ------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                     (a) [ ]
                                                     (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        AF
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen
------------------------- ----- ------------------------------------------------
                           7    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,501,555 shares
          EACH             -----------------------------------------------------
       REPORTING           9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                1,501,555 shares
------------------------- ----- ------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,501,555 shares
------- ------------------------------------------------------------------------

   12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.65%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Charles W. Newhall, III
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                       (a) [ ]
                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        AF
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,501,555 shares
          EACH             -----------------------------------------------------
       REPORTING           9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                1,501,555 shares
------------------------- ----- ------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,501,555 shares
------- ------------------------------------------------------------------------

   12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.65%
------- ------------------------------------------------------------------------

   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.

        Mark W. Perry
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                             (a)  [ ]
                                             (b)  [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        AF
------- ------------------------------------------------------------------------

  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
        SHARES             8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,501,555 shares
          EACH             -----------------------------------------------------
       REPORTING           9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                1,501,555 shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,501,555 shares
------- ------------------------------------------------------------------------

   12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.65%
------- ------------------------------------------------------------------------

   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

                                  Schedule 13D

Item 1.    Security and Issuer.
           -------------------

     This statement relates to the common stock, par value $0.001 per share (the "Common Stock"), of Occam Networks, Inc., a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 77 Robin Hill Road, Santa Barbara, California 93117.

Item 2.    Identity and Background.
           -----------------------

     This statement is being filed by New Enterprise Associates 9, Limited Partnership ("NEA 9"), NEA Partners 9, Limited Partnership ("NEA Partners 9"), which is the sole general partner of NEA 9, and Peter J. Barris ("Barris"), C. Richard Kramlich ("Kramlich"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra"), Charles W. Newhall III ("Newhall"), and Mark W. Perry ("Perry") (collectively, the "General Partners"). The General Partners are individual general partners of NEA Partners 9. NEA 9, NEA Partners 9, and the General Partners are sometimes referred to collectively herein as the "Reporting Persons."

     The address of the principal business office of NEA 9, NEA Partners 9, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich, Morris and Perry is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

     Each of NEA 9 and NEA Partners 9 is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

     The principal business of NEA 9 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners 9 is to act as the general partner NEA 9. The principal business of each of the General Partners is to act as a general partner of NEA Partners 9 and a number of affiliated partnerships with similar businesses.

     During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.    Source and Amount of Funds or Other Consideration.
           -------------------------------------------------

           Not applicable.

Item 4.    Purpose of Transaction.
           ----------------------

           Not applicable.

Item 5.    Interest in Securities of the Issuer.
           ------------------------------------

              (a) NEA 9 is the record owner of 1,501,555 shares of Common Stock. NEA 9, NEA Partners 9 and the General Partners may each be deemed to beneficially own the NEA 9 Record Shares, for an aggregate of 1,501,555 shares of Common Stock (the "Record Shares"). Each of the Reporting Person may be deemed to own beneficially 7.65% of the Issuer's Common Stock, which percentage is calculated based on a total of 19,626,874 shares reported to be outstanding in the Issuer's Form 424B1 Prospectus filed on November 2, 2006 with the Securities and Exchange Commission.

              (b) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                            0 shares for each Reporting Person.

                  (ii) shared power to vote or to direct the vote:

                             1,501,555 shares for each Reporting Person.

                 (iii) sole power to dispose or to direct the disposition of:

                            0 shares for each Reporting Person.

                  (iv) shared power to dispose or to direct the disposition of:

                            1,501,555 shares for each Reporting Person.

              (c) Except as set forth above, none of the Reporting Persons has effected any additional transactions in the Common Stock of the Issuer during the last 60 days.

              (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Record Shares beneficially owned by any of the Reporting Persons.

Item 6.    Contracts, Arrangements, Undertakings or Relationships with Respect
           ------------------------------------------------------------------
           to Securities of the Issuer.
           ---------------------------

           Not applicable.

Item 7.    Material to be Filed as Exhibits.
           --------------------------------

           Exhibit 1       Agreement regarding filing of joint Schedule 13D.

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    November 16, 2006


NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:   NEA PARTNERS 9, LIMITED PARTNERSHIP


      By:                *
          ---------------------------------------
             Charles W. Newhall III
             General Partner


NEA PARTNERS 9, LIMITED PARTNERSHIP


By:                      *
     --------------------------------------------
       Charles W. Newhall III
       General Partner



                         *
-------------------------------------------------
Peter J. Barris


                         *
-------------------------------------------------
C. Richard Kramlich


                         *
-------------------------------------------------
Peter T. Morris


                         *
-------------------------------------------------
John M. Nehra


                         *
-------------------------------------------------
Charles W. Newhall III



                         *
-------------------------------------------------
Mark W. Perry

                                   */s/ Louis S. Citron
                                   -----------------------------
                                   Louis S. Citron
                                   As attorney-in-fact





This Amendment No. 6 to Schedule 13D was executed by Louis S. Citron pursuant to Powers of Attorney which were filed with the Securities and Exchange Commission on January 18, 2005 in connection with Amendment No. 4 to Schedule 13D for Occam Networks, Inc. which Powers of Attorney are incorporated herein by reference.

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Occam Networks, Inc.

     EXECUTED this 16th day of November, 2006.


NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:   NEA PARTNERS 9, LIMITED PARTNERSHIP


      By:                *
          ---------------------------------
             Charles W. Newhall III
             General Partner


NEA PARTNERS 9, LIMITED PARTNERSHIP


By:                      *
     --------------------------------------
       Charles W. Newhall III
       General Partner



                         *
-------------------------------------------
Peter J. Barris


                         *
-------------------------------------------
C. Richard Kramlich


                         *
-------------------------------------------
Peter T. Morris


                         *
-------------------------------------------
John M. Nehra


                         *
-------------------------------------------
Charles W. Newhall III


                         *
-------------------------------------------
Mark W. Perry

                            /s/ Louis S. Citron
                            --------------------
                            Louis S. Citron
                            As attorney-in-fact




This Agreement to Amendment No. 6 of Schedule 13D was executed by Louis S. Citron pursuant to Powers of Attorney which were filed with the Securities and Exchange Commission on January 18, 2005 in connection with Amendment No. 4 to
Schedule 13D for Occam Networks, Inc. which Powers of Attorney are incorporated herein by reference.